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                                  EXHIBIT 11.1

                    BIOTRANSPLANT INCORPORATED AND SUBSIDIARY
                          (A Development Stage Company)


                               COMPUTATION OF PRO FORMA NET LOSS PER COMMON SHARE (1)


                                                           Three Months Ended                   Six Months Ended
                                                                June 30,                            June 30,
                                                         1996              1997              1996               1997
                                                      ----------        ----------       -----------        -----------
Net Income (Loss):                                    $ (158,438)       $  404,847       $(1,146,385)       $(1,997,369)
                                                      ==========        ==========       ===========        ===========

Shares Used in Computing Pro Forma Net Income
     (Loss) Per Common Share: Weighted Average
     Common Stock Outstanding During the Period        7,027,058         8,569,006         5,741,178          8,565,216
     Dilutive Effect of Common Equivalent Shares
        Issued Subsequent to March 1, 1995 (2)           274,877                 -           475,462                  -
                                                      ----------        ----------       -----------        -----------
                                                       7,301,935         8,569,006         6,216,640          8,565,216
                                                      ----------        ----------       -----------        -----------

Pro Forma Net Income (Loss) Per Common Share          $    (0.02)       $     0.05       $     (0.18)       $     (0.23)
                                                      ==========        ==========       ===========        ===========


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(1)  Historical net loss per common share has not been separately presented as the amounts would not be meaningful

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock, preferred stock, stock options and warrants issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented until the effective date of the Company's initial public offering. The dilutive effect of the common and common stock equivalents was computed in accordance with the treasury stock method.